Exhibit 99.1
NVR, INC. ANNOUNCES SECOND QUARTER RESULTS

July 22, 2020, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its second quarter ended June 30, 2020 of $164,075,000, or $42.50 per diluted share. Net income and diluted earnings per share for the second quarter ended June 30, 2020 decreased 22% and 20%, respectively, when compared to 2019 second quarter net income of $210,209,000, or $53.09 per diluted share. Consolidated revenues for the second quarter of 2020 totaled $1,620,368,000, which decreased 10% from $1,800,194,000 in the second quarter of 2019.
For the six months ended June 30, 2020, consolidated revenues were $3,202,896,000, an 8% decrease from $3,487,205,000 reported for 2019. Net income for the six months ended June 30, 2020 was $339,778,000, a decrease of 15% when compared to the six months ended June 30, 2019. Diluted earnings per share for the six months ended June 30, 2020 was $87.56, a decrease of 13% from $100.61 per diluted share for 2019.
Homebuilding
New orders in the second quarter of 2020 increased by 13% to 5,901 units, when compared to 5,239 units in the second quarter of 2019. The average sales price of new orders in the second quarter of 2020 was $365,400, an increase of 2% when compared with the second quarter of 2019. The cancellation rate in the second quarter of 2020 increased to 16% compared to 13% in the second quarter of 2019. Settlements decreased in the second quarter of 2020 to 4,296 units, which was 9% lower than the second quarter of 2019. Our backlog of homes sold but not settled as of June 30, 2020 increased on both a unit and dollar basis by 11% and 14%, respectively, to 10,623 units and $4,009,695,000 compared to the respective backlog unit and dollar balances as of June 30, 2019.
Homebuilding revenues of $1,588,758,000 in the second quarter of 2020 decreased 10% compared to homebuilding revenues of $1,757,448,000 in the second quarter of 2019. Gross profit margin in the second quarter of 2020 increased to 19.2%, compared to 18.9% in the second quarter of 2019. Income before tax from the homebuilding segment totaled $194,805,000 in the second quarter of 2020, a decrease of 11% when compared to the second quarter of 2019.
Mortgage Banking
Mortgage closed loan production in the second quarter of 2020 totaled $1,144,428,000, a decrease of 7% when compared to the second quarter of 2019. Income before tax from the mortgage banking segment totaled $15,026,000 in the second quarter of 2020, a decrease of 40% when compared to $25,062,000 in the second quarter of 2019. This decrease is due primarily to the reduction in secondary marketing gains on the sales of loans as a result of the disruption in the mortgage market related to the COVID-19 pandemic.
Effective Tax Rate
Our effective tax rate for the three and six months ended June 30, 2020 was 21.8% and 8.5%, respectively, compared to 14.1% and 14.0% for the three and six months ended June 30, 2019, respectively. The effective tax rate in each period was favorably impacted by the recognition of an income tax benefit related to excess tax benefits from stock option exercises totaling $6,854,000 and $62,509,000 for the three and six months ended June 30, 2020, respectively, and $30,727,000 and $59,205,000, for the three and six months ended June 30, 2019.
Other Matters - COVID-19
The COVID-19 pandemic has had a significant impact on all facets of our business. Our primary focus as we face this challenge is to do everything we can to ensure the safety and well-being of our employees, customers and trade partners. We are currently able to operate in all of the markets we serve. In each of our markets, we continue to operate in accordance with the safety guidelines issued by the Centers for Disease Control and Prevention as well as state and local guidelines.

There is uncertainty regarding the extent and timing of disruption to our business that may result from COVID-19 and related governmental actions. There is also uncertainty as to the effects of economic relief efforts on the U.S. economy, unemployment, consumer confidence, demand for our homes and the mortgage market, including lending standards and secondary mortgage markets. We are unable to predict the extent to which this will impact our operational and financial performance including the impact of future developments such as the duration and spread of COVID-19, corresponding governmental actions, and the impact of such on our employees, customers and trade partners.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-two metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: the impact of COVID-19 on the economy; general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Homebuilding:
Revenues	$1,588,758	$1,757,448	$3,144,465	$3,400,654
Other income	2,408	5,833	7,744	11,570
Cost of sales	(1,284,493)	(1,425,388)	(2,579,236)	(2,764,194)
Selling, general and administrative	(102,702)	(112,210)	(212,869)	(227,944)
Operating income	203,971	225,683	360,104	420,086
Interest expense	(9,166)	(6,033)	(15,380)	(12,026)
Homebuilding income	194,805	219,650	344,724	408,060

Mortgage Banking:
Mortgage banking fees	31,610	42,746	58,431	86,551
Interest income	1,854	2,737	4,323	5,570
Other income	679	681	1,328	1,220
General and administrative	(18,758)	(20,834)	(36,969)	(37,592)
Interest expense	(359)	(268)	(631)	(490)
Mortgage banking income	15,026	25,062	26,482	55,259

Income before taxes	209,831	244,712	371,206	463,319
Income tax expense	(45,756)	(34,503)	(31,428)	(64,704)

Net income	$164,075	$210,209	$339,778	$398,615

Basic earnings per share	$44.56	$58.20	$92.52	$110.43

Diluted earnings per share	$42.50	$53.09	$87.56	$100.61

Basic weighted average shares outstanding	3,682	3,612	3,673	3,610

Diluted weighted average shares outstanding	3,861	3,959	3,881	3,962

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Homebuilding:
Cash and cash equivalents	$1,982,890	$1,110,892
Restricted cash	24,650	17,943
Receivables	20,801	18,278
Inventory:
Lots and housing units, covered under sales agreements with customers	1,340,444	1,075,420
Unsold lots and housing units	172,394	184,352
Land under development	69,323	69,196
Building materials and other	20,379	18,320
	1,602,540	1,347,288

Contract land deposits, net	360,978	413,851
Property, plant and equipment, net	50,459	52,260
Operating lease right-of-use assets	57,701	63,825
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Other assets	196,498	176,144
	4,338,097	3,242,061
Mortgage Banking:
Cash and cash equivalents	17,986	29,412
Restricted cash	2,199	2,276
Mortgage loans held for sale, net	325,208	492,125
Property and equipment, net	5,258	5,828
Operating lease right-of-use assets	14,226	13,345
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	19,699	17,421
	391,923	567,754
Total assets	$4,730,020	$3,809,815

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)
(unaudited)

	June 30, 2020	December 31, 2019
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$294,254	$262,987
Accrued expenses and other liabilities	349,113	346,035
Customer deposits	158,016	131,886
Operating lease liabilities	64,540	71,095
Senior notes	1,193,962	598,301
	2,059,885	1,410,304
Mortgage Banking:
Accounts payable and other liabilities	42,500	43,985
Operating lease liabilities	15,223	14,282
	57,723	58,267
Total liabilities	2,117,608	1,468,571

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both June 30, 2020 and December 31, 2019	206	206
Additional paid-in capital	2,151,623	2,055,407
Deferred compensation trust – 106,697 and 107,295 shares of NVR, Inc. common stock as of June 30, 2020 and December 31, 2019, respectively	(16,710)	(16,912)
Deferred compensation liability	16,710	16,912
Retained earnings	8,249,650	7,909,872
Less treasury stock at cost – 16,866,242 and 16,922,558 shares as of June 30, 2020 and December 31, 2019, respectively	(7,789,067)	(7,624,241)
Total shareholders' equity	2,612,412	2,341,244
Total liabilities and shareholders' equity	$4,730,020	$3,809,815

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	2,381	$443.0	2,322	$411.3	4,442	$442.6	4,766	$415.3
North East (2)	369	$375.7	364	$376.5	727	$378.9	677	$378.8
Mid East (3)	1,536	$315.6	1,276	$317.9	2,761	$320.3	2,490	$319.0
South East (4)	1,615	$296.1	1,277	$298.4	2,986	$300.5	2,445	$300.3
Total	5,901	$365.4	5,239	$358.6	10,916	$368.6	10,378	$362.7

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	1,931	$434.9	2,326	$422.2	3,726	$433.1	4,469	$416.9
North East (2)	262	$374.9	314	$387.7	543	$376.3	617	$396.1
Mid East (3)	945	$317.4	1,097	$328.0	1,930	$321.6	2,127	$328.3
South East (4)	1,158	$302.9	983	$298.8	2,327	$303.2	2,000	$297.2
Total	4,296	$369.8	4,720	$372.3	8,526	$368.8	9,213	$369.1

	As of June 30,
	2020		2019
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	4,328	$448.7	4,445	$421.2
North East (2)	771	$403.5	623	$384.4
Mid East (3)	2,644	$327.5	2,169	$324.2
South East (4)	2,880	$309.2	2,293	$306.0
Total	10,623	$377.5	9,530	$369.0

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Average active communities:
Mid Atlantic (1)	188	211	189	211
North East (2)	41	34	40	32
Mid East (3)	141	131	139	128
South East (4)	114	94	111	89
Total	484	470	479	460

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Homebuilding data:
New order cancellation rate	15.7%	13.1%	18.1%	13.6%
Lots controlled at end of period			102,000	101,400

Mortgage banking data:
Loan closings	$1,144,428	$1,231,039	$2,276,531	$2,372,037
Capture rate	89%	89%	90%	89%

Common stock information:
Shares outstanding at end of period			3,689,088	3,643,596
Number of shares repurchased	—	29,826	57,611	111,655
Aggregate cost of shares repurchased	$—	$87,980	$216,582	$304,479

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com